Exhibit 10.31
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (the “Agreement”) is dated as of January 31, 2007, by and between Mylan Laboratories Inc. (the “Company”) and Rajiv Malik (“Executive”).
RECITALS:
     WHEREAS, Executive and Matrix Laboratories Limited, an Indian corporation (“Matrix”), are party to that certain letter of appointment dated July 28, 2005 (the “Matrix Appointment Letter”), relating to Executive’s employment as Chief Executive Officer of Matrix;
     WHEREAS, effective as of January 8, 2007. the Company acquired a controlling interest in Matrix; and
     WHEREAS, the Company wishes to employ Executive as Head of Global Technical Operations of the Company and likewise wishes Executive to serve as acting Chief Executive Officer of Matrix, in each case effective as of the date hereof, but may be interested in utilizing Executive in other capacities, in order to avail itself of Executive’s skills and abilities in light of the Company’s business needs;
     WHEREAS, in connection herewith, the Matrix Appointment Letter will be terminated and superseded by an agreement between Executive and Matrix relating to his service as acting Chief Executive Officer of Matrix;
     NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
     1. Employment of Executive; Best Efforts. The Company agrees to employ Executive, and Executive accepts employment by the Company, on the terms and conditions provided herein. Effective as of the date hereof, Executive shall serve as Head of Global Technical Operations of the Company and as acting Chief Executive Officer of Matrix.
     2. Effective Date: Term of Employment. This Agreement shall commence and be effective as of the date hereof and shall remain in effect, unless earlier terminated, or extended or renewed, as provided in Section 9 of this Agreement, through the third anniversary of the date hereof (the “Third Anniversary”).

     3. Performance of Duties. (a) Best Efforts. During the term of this Agreement, Executive shall devote his full working time and attention to the business and affairs of the Company and its subsidiaries, parents and affiliates (collectively the “Mylan Companies”) and the performance of his duties hereunder, serve Mylan faithfully and to the best of his ability, and use his best efforts to promote the interests of the Mylan Companies. Without limitation, Executive shall travel in connection with his employment in accordance with the reasonable direction of the Chief Executive Officer of the Company, commensurate with the activities of his position with the Company and with Matrix. During the term of this Agreement, Executive agrees to promptly and fully disclose to the Mylan Companies, and not to divert to Executive’s own use or benefit or the use or benefit of others, any business opportunities involving any existing or prospective line of business, supplier, product or activity of the Mylan Companies or any business opportunities which otherwise should rightfully be afforded to the Mylan Companies.
     (b) No Power to Bind in India. Notwithstanding anything to the contrary in this Agreement, Executive shall not be authorized to bind the Company contractually in India or otherwise to make commitments on behalf of the Company in India. While in India, Executive shall not represent or hold out to any person or statutory authority that he is possessed of such authority, and the scope of Executive’s authority and powers in India shall comprise solely in making recommendations in respect of matters, which are assigned to him by the Company, to persons designated and employed by the Company in this behalf. It is understood that no such recommendation of Executive shall be binding on the Company, in any manner whatsoever.
     4. Executive’s Compensation. Executive’s compensation shall include the following:
     (a) Minimum Annual Base Salary. The Executive’s minimum annual base salary (the “Minimum Annual Base Salary”) shall be Four Hundred Fifty Thousand Dollars ($450,000), payable in accordance with the Company’s normal payroll practices for its executive officers. The Minimum Annual Base Salary may be increased from time to time at the discretion of the Compensation Committee of the Board of Directors of the Company, any other committee authorized by the Board of Directors or any officer having authority over executive compensation.
     (b) Annual Bonus. Executive shall have an annual discretionary bonus opportunity of seventy-five percent (75%) of Executive’s then-current Minimum Annual Base Salary, to be paid upon satisfaction of certain criteria established by the Compensation Committee of the Board of Directors, or by any other committee or officer having authority over executive compensation.
     (c) Non-Qualified Stock Options; Performance-Based Compensation. On the date hereof, Executive shall receive non-qualified stock options to purchase one hundred twenty thousand (120,000) shares of Mylan common stock under the 2003 Long-Term incentive Plan (the “Plan”) in accordance with the following vesting schedule, provided that Executive remains employed by Mylan on the following vesting dates: on the first anniversary of the date hereof, Executive shall vest in the first 30,000 shares; on the second anniversary of the date hereof, Executive shall vest in an additional 30,000 shares; on the third anniversary of the date hereof, Executive shall vest in an additional 30,000 shares; and on the fourth anniversary of the date hereof, Executive shall vest in the remaining 30,000 shares. These options will be subject to all terms of the Plan and the applicable stock option agreement. Notwithstanding any term or provision to the contrary set forth elsewhere herein, Executive shall be entitled to one hundred percent (100%) vesting of the above-referenced options in, the event Executive resigns for Good Reason or is Terminated Without Cause, as provided in Section 9 herein.
     (d) Restricted Stock. On the date hereof, Executive shall also receive a grant of ten thousand (10,000) shares of restricted stock under the Plan, which shares shall vest on the third anniversary of the date hereof, provided that Executive remains employed by Mylan on such date. These options will be subject to all terms of the Plan and the applicable restricted stock award agreement.
     (e) Fringe Benefits and Expense Reimbursement. The Executive shall receive benefits and perquisites of employment similar to those as have been customarily provided to the Company’s other executive officers including but not limited to, health insurance coverage, short-term disability benefits, automobile usage and expense reimbursement, and twenty (20) vacation days, in each case in accordance with the plan documents or policies that govern such benefits. The Company shall reimburse Executive for all ordinary and necessary business expenses in accordance with established Company policy and procedures.
     5. Confidentiality. Executive recognizes and acknowledges that the business interests of the Mylan Companies require a confidential relationship between the Company and Executive and the fullest protection and confidential treatment of the financial data, customer information, supplier information, market information, marketing and/or promotional techniques and methods, pricing information, purchase information, sales policies, employee lists, policy and procedure information, records, advertising information, computer records, trade secrets, know how, plans and programs, sources of supply, and other knowledge of the business of the Mylan Companies (all of which are hereinafter jointly termed “Confidential Information”) which have or may in whole or in part be conceived, learned or obtained by Executive in the course of Executive’s employment with the Company. Accordingly, Executive agrees to keep secret and treat as confidential all Confidential Information whether or not copyrightable or patentable, and agrees not to use or aid others in learning of or using any Confidential Information except in the ordinary course of business and in furtherance of the Company’s interests. During the term of this Agreement and at all times thereafter, except insofar as is necessary disclosure consistent with the Company’s business interests:
     (a) Executive will not, directly or indirectly, disclose any Confidential Information to anyone outside the Mylan Companies;

     (b) Executive will not make copies of or otherwise disclose the contents of documents containing or constituting Confidential Information;
     (c) As to documents which are delivered to Executive or which are made available to him as a necessary part of the working relationships and duties of Executive within the business of the Company, Executive will treat such documents confidentially and will treat such documents as proprietary and confidential, not to be reproduced, disclosed or used without appropriate authority of the Company;
     (d) Executive will not advise others that the information and/or know how included in Confidential Information, is known to or used by the Company; and
     (e) Executive will not in any manner disclose or use Confidential Information for Executive’s own account and will not aid, assist or abet others in the use of Confidential Information for their account or benefit, or for the account or benefit of any person or entity other than the Company.
The obligations set forth in this paragraph are in addition to any other agreements the Executive may have with the Company and any and all rights the Company may have under state or federal statutes or common law.
     6. Non-Competition and Non-Solicitation. Executive agrees that for a period ending one (1) year after termination of Executive’s employment with the Company for any reason:
     (a) Executive shall not, directly or indirectly, whether for himself or for any other person, company, corporation or other entity be or become associated in any way (including but not limited to the association set forth in i-vii of this subsection) with any business or organization which is directly or indirectly engaged in the research, development, manufacture, production, marketing, promotion or sale of any product the same as or similar to those of the Mylan Companies, or which competes or intends to compete in any line of business with the Mylan Companies. Notwithstanding the foregoing, Executive may during the period in which this paragraph is in effect own stock or other interests in corporations or other entities that engage in businesses the same or substantially similar to those engaged in by the Mylan Companies, provided that Executive does not, directly or indirectly (including without limitation as the result of ownership or control of another corporation or other entity), individually or as part of a group (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) (i) control or have the ability to control the corporation or other entity, (ii) provide to the corporation or entity, whether as an Executive, consultant or otherwise, advice or consultation, (iii) provide to the corporation or entity any confidential or proprietary information regarding the Mylan Companies or its businesses or regarding the conduct of businesses similar to those of the Mylan Companies, (iv) hold or have the right by contract or arrangement or understanding with other parties to hold a position on the board of directors or other governing body of the corporation or entity or have the right by contract or arrangement or understanding with other parties to elect one or more persons to any such position, (v) hold a position as an officer of the corporation or entity, (vi) have the purpose to change or influence the control of the corporation or entity (other than solely by the voting of his shares or ownership interest) or (vii) have a business or other relationship, by contract or otherwise, with the corporation or entity other than as a passive investor in it; provided, however, that Executive may vote his shares or ownership interest in such manner as he chooses provided that such action does not otherwise violate the prohibitions set forth in this sentence.
     (b) Executive will not, either directly or indirectly, either for himself or for any other person, partnership, firm, company, corporation or other entity, contact, solicit, divert, or take away any of the customers or suppliers of the Mylan Companies.
     (c) Executive will not solicit, entice or otherwise induce any employee of the Mylan Companies to leave the employ of the Mylan Companies for any reason whatsoever; nor will Executive directly or indirectly aid, assist or abet any other person or entity in soliciting or hiring any employee of the Mylan Companies, nor will Executive otherwise interfere with any contractual or other business relationships between the Mylan Companies and its employees.
     7. Severability. Should a court of competent jurisdiction determine that any section or sub-section of this Agreement is unenforceable because one or all of them are vague or overly broad, the parties agree that this Agreement may and shall be enforced to the maximum extent permitted by law. It is the intent of the parties that each section and sub-section of this Agreement be a separate and distinct promise and that unenforceability of any one subsection shall have no effect on the enforceability of another.
     8. Injunctive Relief. The parties agree that in the event of Executive’s violation of Sections 5 and/or 6 of this Agreement or any subsection thereunder, that the damage to the Company will be irreparable and that money damages will be difficult or impossible to ascertain. Accordingly, in addition to whatever other remedies the Company may have at law or in equity, Executive recognizes and agrees that the Company shall be entitled to a temporary restraining order and a temporary and permanent injunction enjoining and prohibiting any acts not permissible pursuant to this Agreement. Executive agrees that should either party seek to enforce or determine its rights because of an act of Executive which the Company believes to be in contravention of Sections 5 and/or 6 of this Agreement or any subsection thereunder, the duration of the restrictions imposed thereby shall be extended for a time period equal to the period necessary to obtain judicial enforcement of the Company’s rights.
     9. Termination of Employment.
     (a) Resignation. (i) Executive may resign from employment at any time upon 90 days written notice to the Chief Executive Officer. During the 90 days notice period

Executive will continue to perform duties and abide by all other terms and conditions of this Agreement. Additionally, Executive will use his best efforts to effect a smooth and effective transition to whoever will replace Executive. Mylan reserves the right to accelerate the effective date of Executive’s resignation, provided that Executive shall receive Executive’s salary and benefits through the ninety (90) day period. (ii) If Executive resigns without “Good Reason” (as defined below), Mylan shall have no liability to Executive under this Agreement other than that the Company shall pay Executive’s wages and benefits through the effective date of Executive’s resignation. Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment. For purposes of this Agreement “Good Reason” shall mean: (a) a reduction of Executive’s annual base salary below the Minimum Annual Base Salary stipulated in this Agreement, unless other executive officers of the Company are required to accept a similar reduction; or (b) the assignment of duties to the Executive which are inconsistent with those of an executive officer. (iii) If Executive resigns with Good Reason and complies in all respects with his obligations hereunder, Mylan will pay Executive his then-current Base Salary for 12 months following his separation from the Company, payable in accordance with the Company’s normal payroll practices (or, at the Company’s discretion, in a lump sum), plus an amount equal to the bonus that Executive would have been entitled to receive for the fiscal year in which the termination occurs, pro rated based on the portion of such year during which Executive was employed by the Company. Mylan shall also pay the cost of continuing Executive’s health insurance benefits for the 12 months following his separation from the Company; provided, however, that in the case of health insurance continuation, Mylan’s obligation to provide health insurance benefits shall end at such time as Executive obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party. Executive will continue to be bound by all provisions of this Agreement that survive termination of employment.
     (b) Termination for Cause. If Mylan determines to terminate Executive’s employment during the term of this Agreement for Cause, as defined herein, Mylan will give Executive written notice of its belief that acts or events constituting Cause exist. Executive has the right to cure within five (5) days of Mylan’s giving of such notice, the acts, events or conditions which led to such notice being given. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful and gross misconduct with respect to the business or affairs of any of the Mylan Companies; (ii) Executive’s insubordination, gross neglect of duties, dishonesty or deliberate disregard of any material rule or policy of any of the Mylan Companies; (iii) Executive’s conviction of a crime involving moral turpitude; or (iv) Executive’s conviction of any felony. If Mylan terminates Executive’s employment for Cause, the Company shall have no liability to Executive other than to pay Executive’s wages and benefits through the effective date of Executive’s termination. Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment.
     (c) Termination Without Cause. If Mylan discharges Executive without Cause, Mylan will pay Executive his then-current Base Salary for 12 months following his separation from the Company, payable in accordance with the Company’s normal payroll practices (or, at the Company’s discretion, in a lump sum), plus a pro rata bonus equal to the bonus that Executive would have been entitled to receive for the fiscal year in which the termination occurs. Mylan shall also pay the cost of continuing Executive’s health insurance benefits (including, as applicable, those benefits that cover eligible members of his immediate family) for the 12 months following such termination without Cause; provided, however, that in the case of health insurance continuation, Mylan’s obligation to provide health insurance benefits shall end at such time as Executive obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party. Executive will continue to be bound by all provisions of this Agreement that survive termination of employment.
     (d) Death or Incapacity. The employment of Executive shall automatically terminate upon Executive’s death or upon the occurrence of a disability that renders Executive incapable of performing the essential functions of his position within the meaning of the Americans With Disabilities Act of 1990. For all purposes of this Agreement, any such termination shall be treated in the same manner as a termination without Cause, as described in Section 9(c) above, and Executive, or Executive’s estate, as applicable, shall receive all consideration, compensation and benefits that would be due and payable to Executive for a termination without Cause, provided, however, that such consideration, compensation and benefits shall be reduced by any death or disability benefits (as applicable) that the Executive or his estate or beneficiaries (as applicable) are entitled to pursuant to plans or arrangements of the Company.
     (e) Extension or Renewal. The Term of Employment may be extended or renewed upon mutual agreement of Executive and the Company. If the Term of Employment is not extended or renewed on terms mutually acceptable to Executive and the Company, and if this Agreement has not been sooner terminated for reasons stated in Section 9(a), (b), (c) or (d) of this Agreement, Executive shall be paid his then-current Base Salary for 12 months following the Third Anniversary, payable in accordance with the Company’s normal payroll practices (or, at the Company’s discretion, in a lump sum), and Executive’s health insurance benefits shall be continued for 12 months at the Company’s cost; provided, however, that in the case of health insurance continuation, the Company’s obligation to provide health insurance benefits shall end at such time as Executive, at his option, voluntarily obtains heath insurance benefits,
     (f) Return of Company Property. Upon the termination of Executive’s employment for any reason, Executive shall immediately return to Mylan all records, memoranda, files, notes, papers, correspondence, reports, documents, books, diskettes, hard drives, electronic files, and all copies or abstracts thereof that Executive has concerning any or all of the Mylan Companies’ business, Executive shall also immediately return all keys, identification cards or badges and other company property.
     (g) No Duty to Mitigate. There shall be no requirement on the part of Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which Executive is otherwise entitled under any contract and the amount of such payments and benefits shall not be reduced by any compensation or benefits received by Executive from other employment.
     (h) Section 409A. Notwithstanding anything to the contrary in this Agreement, the payment of consideration, compensation, and benefits pursuant to this Section 9 shall be interpreted and administered in manner intended to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code.
     10. Indemnification. The Company shall maintain D&O liability coverage pursuant to which Executive shall be a covered insured. Executive shall receive indemnification in accordance with the Company’s Bylaws in effect as of the date of this Agreement. Such indemnification shall be contractual in nature and shall remain in effect notwithstanding any future change to the Company’s Bylaws.
     To the extent not otherwise limited by the Company’s Bylaws in effect as of the date of this Agreement, in the event that Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, (including those brought by or in the right of the Company) whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he is or was an officer, employee or agent of or is or was serving the Company or any subsidiary of the Company, or is or was serving at the request of the Company or another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by law against all expenses, liabilities and losses (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith. Such right shall be a contract right and shall include the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by Executive in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by Executive while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of Executive, to repay all amounts to Company so advanced if it should be determined ultimately that Executive is not entitled to be indemnified under this section or otherwise.
     Promptly after receipt by Executive of notice of the commencement of any action, suit or proceeding for which Executive may be entitled to be indemnified, Executive shall notify the Company in writing of the commencement thereof (but the failure to notify the Company shall not relieve it from any liability which it may have under this Section 10 unless and to the extent that it has been prejudiced in a material respect by such failure or from the forfeiture of substantial rights and defenses). If any such action, suit or proceeding is brought against Executive and he notifies the Company of the commencement thereof, the Company will be entitled to participate therein, and, to the extent it may elect by written notice delivered to Executive promptly after receiving the aforesaid notice from Executive, to assume the defense thereof with counsel reasonably satisfactory to Executive, which may be the same counsel as counsel to the Company. Notwithstanding the foregoing, Executive shall have the right to employ his own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Executive unless (i) the employment of such counsel shall have been authorized in writing by the Company, (ii) the Company shall not have employed counsel reasonably satisfactory to Executive to take charge of the defense of such action within a reasonable time after notice of commencement of the action or (iii) Executive shall have reasonably concluded, after consultation with counsel to Executive, that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable (in which case the Company shall not have the right to direct the defense of such action on behalf of Executive), in any of which events such fees and expenses of one additional counsel shall be borne by the Company. Anything in this Section 10 to the contrary notwithstanding, the Company shall not be liable for any settlement of any claim or action effected without its written consent.
     11. Other Agreements. The rights and obligations contained in this Agreement are in addition to and not in place of any rights or obligations contained in any other agreements between the Executive and the Company.
     12. Notices. All notices hereunder to the parties hereto shall be in writing sent by certified mail, return receipt requested, postage prepaid, and by fax, addressed to the respective parties at the following addresses:

If to the Company:	Mylan Laboratories Inc.
1500 Corporate Drive
Canonsburg, Pennsylvania 15317
Attention: Chief Executive Officer

If to Executive:	at the most recent address on record at the Company.
Either party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification hereunder. All notices shall be deemed to have been given and received on the day a fax is sent or, if mailed only, on the third business day following such mailing.
     13. Withholding. All payments required to be made by the Company hereunder to Executive or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.
     14. Modification and Waiver. This Agreement may not be changed or terminated rally, nor shall any change, termination or attempted waiver of any of the provisions contained in this Agreement be binding unless in writing and signed by the party against whom the same is sought to be enforced, nor shall this section itself by waived verbally.

This Agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.
     15. Construction of Agreement. This Agreement and all of its provisions were subject to negotiation and shall not be construed more strictly against one party than against another party regardless of which party drafted any particular provision.
     16. Successors and Assigns. This Agreement and all of its provisions, rights and obligations shall be binding upon and inure to the benefit of the parties hereto and the Company’s successors and assigns. This Agreement may be assigned by the Company to any person, firm or corporation which shall become the owner of substantially all of the assets of the Company or which shall succeed to the business of the Company; provided, however, that in the event of any such assignment the Company shall obtain an instrument in writing from the assignee in which such assignee assumes the obligations of the Company hereunder and shall deliver an executed copy thereof to Executive. No right or interest to or in any payments or benefits hereunder shall be assignable by Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term “beneficiaries” as used in this Agreement shall mean a beneficiary or beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive’s estate. No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.
     17. Choice of Law and Forum. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the Commonwealth of Pennsylvania. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, including a claim for injunctive relief, or any claim which, in any way arises out of or relates to, Executive’s employment with the Company or the termination of said employment, including but not limited to statutory claims for discrimination, shall be resolved by arbitration in accordance with the then current rules of the American Arbitration Association respecting employment disputes except that the parties shall be entitled to engage in all forms of discovery permitted under the Pennsylvania Rules of Civil Procedure (as such rules may be in effect from time to time). The hearing of any such dispute will be held in Pittsburgh, Pennsylvania, and the losing party shall bear the costs, expenses and counsel fees of such proceeding. Executive and Company agree for themselves, their, employees, successors and assigns and their accountants, attorneys and experts that any arbitration hereunder will be held in complete confidence and, without the other party’s prior written consent, will not be disclosed, in whole or in part, to any other person or entity except as may be required by law. The decision of the arbitrator(s) will be final and binding on all parties. Executive and the Company expressly consent to the jurisdiction of any such arbitrator over them.
     18. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.
     19. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above mentioned.

MYLAN LABORATORIES INC.		EXECUTIVE:

/s/ Robert J. Coury		/s/ Rajiv Malik

By:	Robert J. Coury	Rajiv Malik
Its:	Vice Chairman and CEO

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